Exhibit (j)



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our Firm under heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information of John Hancock Funds III: U.S. Quality Equity Fund, which is included in Pre-Effective Amendment No. 2 to the Registration Statement on Form N-1A. We also hereby consent to the use in Pre-Effective Amendment No. 2 to the Registration Statement on Form N-1A of our report dated August 26, 2005 with regards to the Statement of Assets and Liabilities dated August 25, 2005 and the Statement of Changes in Net Assets for the date of inception, June 9, 2005 to August 25, 2005.




/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
September 1, 2005